Exhibit 10.9

EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into by and between KAGY Holding Company, Inc., a Delaware corporation (the “Company”), AGY Holding Corp. (the “Principal Subsidiary”), a Delaware corporation, with its principal place of business at 2558 Wagener Road, Aiken, South Carolina, and Drew Walker, of 131 West Woodglen Rd, Spartanburg, SC 29301 (the “Executive”), effective as of the 17th day of January, 2012.

WHEREAS, the operations of the Company are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company and the Principal Subsidiary therefore wish to continue to employ the Executive as President and the Executive wishes to accept a continuation of such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company and the Principal Subsidiary hereby agree to continue the employment of the Executive and the Executive hereby agrees to continue in the service of the Company and the Principal Subsidiary.

2. Term. The term of the Executive’s employment hereunder shall commence as of the date hereof (the “Employment Date”) and shall continue until terminated in accordance with Section 5 hereof. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof”.

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its President and as a member of the Board of Directors of the Company (the “Board”); provided, however, that if the Executive’s employment with the Company terminates for any reason, then concurrently with such termination, the Executive will resign from the Board unless otherwise agreed in writing by the Board and the Executive. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position and such other duties and responsibilities on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the Board, a committee thereof, or by its designees. The Executive’s reporting responsibilities shall be identical to those responsibilities he held prior to his appointment to the position of President, provided that he will additionally have the direct reporting responsibility for the Company’s Science & Technology function and for AGY Shanghai.

(c) During the term hereof, the Executive shall devote his full business time (except for permitted vacation periods and reasonable periods of illness or other incapacity) and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing.

(d) The foregoing restrictions shall not limit or prohibit the Executive from engaging in passive investment, inactive business ventures, and community, charitable, and social activities, in each case, so long as such activities do not interfere with the Executive’s performance and obligations hereunder.

(e) During the term hereof, the Executive shall comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to the Executive’s position, as in effect from time to time.

4. Compensation and Benefits. As compensation for all services performed by the Executive hereunder during the term hereof and subject to performance of the Executive’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000.00) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to review from time to time by the Compensation Committee of the Board, in its sole and unreviewable discretion. The Board will review the Executive’s base salary on or about the anniversary date of this Agreement of each year. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b) Annual Bonus Compensation. During the term hereof, the Executive will be eligible to earn an annual bonus of up to one hundred percent (100%) of Base Salary actually paid to the Executive (the “Target Bonus”), subject to the achievement of the performance targets (the “Performance Targets”) set forth in the Company’s management incentive plan (the “Bonus Plan”) and the other terms and conditions of such Bonus Plan. The Executive shall not receive a bonus in any fiscal year in which the Executive has not exceeded ninety percent (90%) (the “Base Percentage”) of the Performance Target for such fiscal year. In the event that the Executive achieves one hundred ten percent (110%) or more of the Performance Target for any fiscal year during the term hereof, the Executive shall receive a bonus equal to one hundred percent (100%) of the Base Salary actually paid to the Executive for such fiscal year (the “Maximum Bonus”). In the event that the Executive achieves greater than ninety percent (90%) of the Performance Target for any fiscal year during the term hereof, but less than one hundred ten percent (110%) of the Performance Target for such fiscal year, then the Executive shall receive a bonus for such fiscal year equal to the product of (i) the Maximum Bonus and (ii) five

(5) multiplied by the difference between (A) the percentage amount of the Performance Target achieved by the Executive for such fiscal year and (B) the Base Percentage; provided that under no circumstances shall the Executive receive a bonus for any fiscal year in excess of the Maximum Bonus. By way of example, if the Executive achieves 100% of the Performance Target for a fiscal year during the term hereof, then the Executive would receive fifty percent (50%) of the Maximum Bonus as a bonus for such fiscal year. To the degree that the calculation of the amount of any annual bonus payments set forth in this Agreement conflict with or vary from those set forth in the Bonus Plan, the calculations set forth in this Agreement shall control and under no circumstances shall the Executive be entitled to receive any bonus compensation other than as set forth in this Agreement. The Executive’s annual bonus for 2012 shall be no less than the Target Bonus. The annual bonus compensation shall be paid no later than May 1 in the year following the year with respect to which the bonus is payable. In order to receive an annual bonus under this Section 4(b) for any year, the Executive must be employed by the Company on the last day of such year.

(c) Life Insurance. During the term hereof, the Company will reimburse the Executive for the amount of the premium for a $1,000,000 life insurance policy on the life of the Executive.

(d) Stock Options. Subject to the approval of the Board, the Executive shall be granted options to purchase a total of 280,000 shares of common stock of the Company (the “Options”), subject to the terms and conditions set forth in any applicable award agreement, in the 2006 Stock Option Plan and in any other applicable plan. The Options will be exercisable at a price equal to fair market value of a share of common stock of the Company on the date of the grant, as reasonably determined by the Board. Subject to applicable terms and conditions, the Options shall vest ratably over a period of four (4) years following December 27, 2011 (the “Appointment Date”). Upon the occurrence of a sale of the Company or an initial public offering of the Company’s common stock (both as defined in the applicable award agreement and/or plan) within four years of the Appointment Date, such Options shall vest and become immediately exercisable as provided for therein. In addition, the options to purchase a total of 40,000 shares of common stock of the Company that were granted to the Executive on April 7, 2006 have, to the extent not previously vested, vested and become immediately exercisable as of the Appointment Date, subject to the terms and conditions set forth in the applicable award agreement and the 2006 Stock Option Plan.

(e) Vacations. During the term hereof, the Executive shall be entitled to five (5) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company and such scheduling procedure as the Company may from time to time require. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time. The Executive shall be entitled to cash compensation for vacation time not taken during the term hereof only to the extent approved by the Board or its designee in writing.

(f) Other Benefits. During the term hereof and subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time. The Executive shall have no recourse against the Company under this Agreement in the event that the Company should alter, modify, add to or eliminate any or all of its Employee Benefit Plans.

(g) Automobile. During the term hereof, the Company will provide the Executive with a mid-range equipped Lexus LS430 or Mercedes E500 (or such other automobile that is substantially equivalent in price). All reasonable maintenance, insurance, and operating costs for such automobile incurred by the Executive during the term hereof will be reimbursed by the Company, provided that the Executive shall be liable for any income tax liability with respect to such reimbursement. To the extent the Executive chooses to continue to drive his current automobile instead of a Company automobile, the Company will reimburse the Executive for gas, reasonable maintenance, and insurance up to the equivalent cost of the Company automobile offered, provided that the Executive shall be liable for any income tax liability with respect to such reimbursement.

(h) Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to maximum annual limits or other restrictions established by the Board and such reasonable substantiation and documentation as may be specified by the Board or Company policy from time to time.

(i) Apartment. During the term hereof, the Company shall pay the reasonable cost of an apartment in the Aiken, SC area.

(j) Club Membership. During the term hereof, the Company will pay (i) dues for the Executive’s membership in a country club of his choosing not to exceed Ten Thousand Dollars ($10,000.00) per year and (ii) a one-time initiation fee for the Executive’s membership in such country club not to exceed Twenty Thousand Dollars ($20,000.00).

5. Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the date of death shall be the date of termination, and the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a notice received by the Company, to his estate: (i) any Base Salary earned but not paid through the date of termination, (ii) subject to the timing rules of Section 4(b) above, any bonus compensation awarded for the year preceding that in which termination occurs, but unpaid on the date of termination, and (iii) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days following termination, that such expenses are reimbursable under Company policy, and that any such expenses subject to the last sentence of Section 5(g)(iv) shall be paid not later than the deadline specified therein (all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation”). The Company shall have no further obligation or liability to the Executive, except as expressly provided under the KAGY Holding Company, Inc. Severance Plan dated as of April 7, 2006, as amended from time to time (the “Severance Plan”). Other than business expenses described in Section 5(a)(iii), Final Compensation shall be paid to the Executive’s designated beneficiary or estate within thirty (30) days following the date of death.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event that, in the good faith judgment of the Company, the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days. The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in the Employee Benefit Plans in accordance with Section 4(f) and the then-current terms of such plans, until the termination of his employment hereunder. In the event of such termination, the Company shall have no further obligation or liability to the Executive, other than for payment of any Final Compensation due the Executive or as otherwise expressly provided in the Severance Plan. Other than business expenses described in Section 5(a)(iii), Final Compensation shall be paid to the Executive within thirty (30) days following the date of termination of employment.

(ii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a licensed physician with the appropriate specialty selected by the Company and practicing within a 100-mile radius of the city or township nearest to the Executive’s place of residence to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, “Cause” shall have the meaning set forth in the Severance Plan. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive, other than for any Final Compensation due to the Executive. Other than business expenses described in Section 5(a)(iii), Final Compensation shall be paid to the Executive within thirty (30) days following the date of termination of employment.

(d) By the Company without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive. In the event of such termination, the Executive shall be eligible for severance payments and benefits in accordance with the Severance Plan, subject to the terms and conditions provided therein. In addition, other than business expenses described in Section 5(a)(iii), Final Compensation shall be paid to the Executive within thirty (30) days following the date of termination of employment.

(e) By the Executive.

(i) Other than in connection with a termination for “Good Reason,” the Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of employment by the Executive pursuant to this Section 5(e)(i), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the first sixty (60) days of the notice period (or for any remaining portion of the sixty (60) day period). The Company shall have no further obligation or liability to the Executive other than for any Final Compensation due him. Other than business expenses described in Section 5(a)(iii), Final Compensation shall be paid to the Executive within thirty (30) days following the date of termination of employment.

(ii) The Executive may terminate his employment at any time for Good Reason by delivering written notice to the Company setting forth in reasonable detail the nature of such Good Reason. For purposes of this Agreement, “Good Reason” shall have the meaning set forth in the Severance Plan. In the event of such termination, the Executive shall be eligible for severance payments and benefits in accordance with the Severance Plan, subject to the terms and conditions provided therein.

(f) Timing of Payments and Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Section 5 on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code, as amended (including the regulations thereunder, “Section 409A”).

(ii) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(iii) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iv) Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(v) In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

6. Effect of Termination. The provisions of this Section 6 shall apply to termination pursuant to Section 5 or otherwise.

(a) Provision by the Company of Final Compensation and any severance payments and benefits in accordance with the Severance Plan that are due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. The Executive shall not be eligible for severance payments or benefits under the AGY Senior Leadership Team severance policy, or any other policy or plan of the Company or Principal Subsidiary providing for such benefits. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.

(b) Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, the Executive’s participation in all Employee Benefit Plans shall terminate pursuant to the terms of the applicable plan documents based on the date of termination of the Executive’s employment without regard to any Base Salary for notice waived pursuant to Section 5(e)(i) hereof or to any severance, benefits or other payment made to or on behalf of the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination of the Executive’s employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to provide severance or benefits in accordance with the Severance Plan, and Executive’s right to retain such severance or benefits, is expressly conditioned on the Executive’s continued full performance in accordance with Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Sections 5(d) and 5(e)(ii), or with respect to Base Salary paid for notice waived pursuant to Section 5(e)(i) hereof, no compensation is earned after termination of employment.

7. Confidential Information, Non-Solicitation, Non-Competition. The Executive acknowledges and affirms his obligations under the Confidentiality, Non-Solicitation and Non-Competition Agreement dated as of April 7, 2006 (the “Employee Agreement”), provided, however, that the Executive agrees that the restrictions will apply not only in the geographic areas detailed in the Employee Agreement, but also in the Restricted Territory, as defined in this Paragraph 7. “Restricted Territory” means (i) any state in the continental United States; (ii) Alaska and Hawaii; (iii) any other territory or possession of the United States; and (iv) any other country in which any Product has been manufactured, provided, sold or offered or promoted for sale by the Company or any of its Affiliates at any time during the Employment Period or with respect to which the Company or any of its Affiliates has devoted substantial expense in anticipation of launching into such geographic area a portion of their business.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

10. Indemnification. The Company shall indemnify the Executive to the extent provided in its then current certificate of incorporation or by-laws. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company.

11. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all Persons directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

(b) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of his employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates.

(c) “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(d) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

12. Withholding. All payments made by the Company or the Principal Subsidiary under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company or the Principal Subsidiary under applicable law.

13. Assignment. Neither the Company, the Principal Subsidiary, nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company and/or the Principal Subsidiary may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Company’s subsidiaries or in the event that the Company and/or Principal Subsidiary shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company, the Principal Subsidiary and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this

Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Financial Officer, with a copy to Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199-3600, attention of Craig E. Marcus or to such other address as either party may specify by notice to the other actually received.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment (including without limitation that certain employment offer letter, dated as of December 10, 2004 and amended as of April 7, 2006 and that certain employment offer letter dated as of December 19, 2011), excluding only the Employee Agreement, the Severance Plan, any applicable option award agreements, the 2006 Stock Option Plan and any other applicable plan, all of which will shall continue in full force and effect in accordance with the terms hereof.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

19. Obligations of the Company and the Principal Subsidiary. Each of the Company and the Principal Subsidiary shall be jointly and severally liable for any payment obligation of the Company or the Principal Subsidiary pursuant to this Agreement.

20. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22. Governing Law. This is a Delaware contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	KAGY HOLDING COMPANY, INC.

/s/ Drew Walker	By:	/s/ Seth H. Hollander
Drew Walker		Name: Seth H. Hollander Title: VP

AGY HOLDING CORP.

	By:	/s/ Seth H. Hollander
Name: Seth H. Hollander Title: VP